     As filed with the Securities and Exchange Commission on November 29, 1996
                                                                  File No.333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ___________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                  TOPRO, INC.
                         ___________________________

                (Name of Registrant as specified in its charter)

          COLORADO                                        84-1042227
  (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                      Identification No.)


                                                    John Jenkins, President
                                                            Topro, Inc.
       2525 W. Evans Avenue                           2525 W. Evans Avenue
      Denver, Colorado 80219                         Denver, Colorado  80219
         (303) 935-1221                                   (303) 935-1221

(Address, including zip code, and telephone  (Name, address, including zip code
number, including area code, of              and telephonenumber, including area
Registrant's principal executive offices)           code, of agent for service)

                            ---------------------

It is requested that copies of all correspondence be sent to: Donna A. Key, Esq., Brenman Key & Bromberg, P.C., 1775 Sherman Street, Suite 1001, Denver, Colorado 80203, telephone number (303) 894-0234, facsimile number (303) 839-1633.
                            ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ____

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box:    X

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

================================================================================

------------------------------------------------------------------------------------------------------------------------------
                                               CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                                    Proposed maximum
     Title of each class of           Amount to      Proposed maximum offering          aggregate              Amount of
 securities to be registered(1)     be registered        price per unit(2)          offering price(2)     registration fee(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value(3)   4,508,606 Shares          $2.50                 $11,271,515               $ 3,416
------------------------------------------------------------------------------------------------------------------------------
Common Stock included in Units        298,507 Shares          $2.50                 $   746,268               $   227
issuable upon  conversion of
Convertible Notes  (4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon          3,376,288 Shares          $2.50                 $ 8,440,720               $ 2,558
exercise of Warrants  (4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon          3,133,333 Shares          $2.50                 $ 7,833,333               $ 2,374
conversion of Debentures (4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon            315,000 Shares          $2.50                 $   787,500               $   239
conversion of Notes (4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon            747,477 Shares          $2.50                 $ 1,868,693               $   567
exercise of Options  (4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon            660,000 Shares          $4.25                 $ 2,805,000               $   850
exercise of publicly held              60,000 Shares          $5.10                 $   306,000               $    93
Warrants  (4)
------------------------------------------------------------------------------------------------------------------------------
Total                              13,099,211 Shares                                $34,069,350               $10,324
==============================================================================================================================

(1) For a description of the various securities referred to herein and the transactions in which they were issued, See "Description of Securities
        - Securities Registered Hereby"

(2) Proposed maximum offering price and registration fee is based on the average of the high and low prices ($2.50) reported by Nasdaq on November 22, 1996 (a date within five business days prior to the initial filing hereof) pursuant to Rule 457(c).

(3)     Represents shares outstanding in the hands of Selling Securityholders.

(4) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable as a result of the anti-dilution provisions of outstanding Notes, Warrants, Debentures and Options.

                                  TOPRO, INC.
                             CROSS REFERENCE SHEET


           FORM S-3                                                                 SECTIONS IN PROSPECTUS
            ITEM NO.        CAPTION                                                 OR REGISTRATION STATEMENT
           -----------      -------                                                 -------------------------
           PART I              INFORMATION REQUIRED IN PROSPECTUS

           1                Forepart of the Registration Statement and Outside
                            Front Cover Page of Prospectus  . . . . . . . . .       Outside Front Cover Page
           2                Inside Front and Outside Back Cover Pages of
                            Prospectus  . . . . . . . . . . . . . . . . . . .       Inside Front Cover Pages;
                                                                                    Table of Contents

           3                Summary Information, Risk Factors and Ratio of
                            Earnings to Fixed Charges . . . . . . . . . . . .       Risk Factors; Prospectus Summary

           4                Use of Proceeds . . . . . . . . . . . . . . . . .       Prospectus Summary; Use of Proceeds

           5                Determination of Offering Price . . . . . . . . .       Plan of Distribution
           6                Dilution  . . . . . . . . . . . . . . . . . . . .       Not Applicable

           7                Selling Security Holders  . . . . . . . . . . . .       Selling Shareholders

           8                Plan of Distribution  . . . . . . . . . . . . . .       Plan of Distribution

           9                Description of Securities to be Registered  . . .       Description of Securities
           10               Interest of Named Experts and Counsel . . . . . .       Not Applicable

           11               Material Changes  . . . . . . . . . . . . . . . .       Prospectus Summary - The Company and Recent
                                                                                    Developments

           12               Incorporation of Certain Information by Reference
                                                                                    Documents Incorporated by Reference

           13               Disclosure of Commission Position on
                            Indemnification for Securities Act Liabilities  .       Plan of Distribution - Indemnification
           PART II          INFORMATION NOT REQUIRED IN PROSPECTUS

           14               Other Expenses of Issuance and Distribution   . .       Other Expenses of Issuance and Distribution


           15               Indemnification of Directors and Officers . . . .       Indemnification of Directors and Officers

           16               Exhibits  . . . . . . . . . . . . . . . . . . . .       Exhibits
           17               Undertakings  . . . . . . . . . . . . . . . . . .       Undertakings

SUBJECT TO COMPLETION - PRELIMINARY PROSPECTUS DATED NOVEMBER 29, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                  TOPRO, INC.
  4,508,606 OUTSTANDING SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS
         7,870,605 SHARES OF COMMON STOCK TO BE ISSUED TO AND OFFERED
                           BY SELLING SHAREHOLDERS
            720,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY

      An aggregate of 12,379,211 shares of $.0001 par value Common Stock (the "Common Stock" or "Shares"), of Topro, Inc. ("Topro" or the "Company") may be offered by certain shareholders (the "Selling Shareholders") from time to time in the public market. All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company. Of the 4,508,606 outstanding Shares offered by Selling Shareholders, 1,835,571 are subject to certain "lock-up" restrictions. Up to 7,870,605 of the Shares which may be offered by the Selling Shareholders are not outstanding on the date of this Prospectus, but may be issued by the Company after the date of this Prospectus upon exercise or conversion of outstanding options, warrants and convertible securities held by Selling Shareholders. These Shares may be resold in the public market by the Selling Shareholders. The Company will receive the exercise price and conversion price paid for issuance of those Shares; however, any difference between that price and the price at which the Shares are sold in the market by Selling Shareholders will accrue to the benefit of Selling Shareholders.

      In addition to the Shares offered by Selling Shareholders, the Company is offering 720,000 Shares issuable upon exercise of outstanding Redeemable Common Stock Purchase Warrants (the "Public Warrants") and Underwriter's Unit Warrants issued in a public offering in 1992.

      The Common Stock and Public Warrants are traded in the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation Service ("Nasdaq") under the symbols "TPRO" and "TPROW," respectively. On November 22, 1996, the average of the bid and ask prices of the Common Stock and of the Public Warrants, as reported by NASDAQ, was $2.50 and $.8125, respectively.

      THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR DISCUSSION OF CERTAIN MATERIAL RISKS IN CONNECTION WITH THE COMPANY WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO PURCHASING THE SECURITIES OFFERED HEREBY.

      The Shares will be offered by the Selling Shareholders through dealers or brokers in the over-the-counter market. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the

Shares. See "Plan of Distribution." Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company.

      The outstanding Shares offered by the Selling Shareholders, which will be offered from time to time in the public market, constitute approximately 66% of the Shares outstanding as of November 20, 1996. In addition, if all of the outstanding options, warrants and convertible securities are exercised and converted by the Selling Shareholders, the total Shares offered by the Selling Shareholders will constitute approximately 80% of the Shares outstanding immediately after their issuance. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. See "Risk Factors."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------
                              Price Per   Total Number         Aggregate Offering            Proceeds to Selling
                                Share      of Shares                 Price                  Shareholder or Company
                              -------------------------        ------------------           ----------------------
-------------------------------------------------------------------------------------------------------------------
Shares Outstanding Offered
by Selling Shareholders(1)      $2.50(1)    4,508,606(1)          $11,271,515(1)                  $11,271,515(1)
-------------------------------------------------------------------------------------------------------------------
Shares to be Outstanding
Offered by Selling
Shareholders (2)                $2.50(1)    7,870,605             $19,676,512(1)                  $19,676,512(1)
-------------------------------------------------------------------------------------------------------------------
Shares Offered by the           $4.25(3)      660,000             $ 2,805,000(3)                  $ 2,805,000(3)(5)
Company                         $5.10(4)       60,000             $   306,000                     $   306,000(5)
-------------------------------------------------------------------------------------------------------------------

_______________
(1) These Shares will be offered from time to time by the Selling Shareholders at market prices. Underwriting discounts or commissions may be paid by the Selling Shareholders. See "Plan of Distribution."

(2) These Shares may be offered by the Selling Shareholders after exercise or conversion of outstanding options, warrants and convertible securities. See "Description of Securities."

(3) The Shares are offered by the Company upon exercise of 600,000 Public Warrants outstanding on the date of this Prospectus and 60,000 Public Warrants issuable after the date of this Prospectus upon exercise of outstanding Underwriter's Unit Warrants. See "Description of Securities."

(4) Represents Shares issuable upon exercise of outstanding Underwriter's Unit Warrants. See "Description of Securities."

(5) Proceeds to the Company do not reflect deduction of offering expenses estimated to total $50,000. The Company is paying all of the offering expenses (other than underwriting discounts and commissions) on behalf of Selling Shareholders. No underwriting discounts or commissions will be paid by the Company. If all of the outstanding warrants, options and convertible securities are exercised and converted, of which there can be no assurance, the maximum proceeds to the Company would total $13,104,752 in cash and $5,215,000 in reduction of debt. See "Use of Proceeds."

              The date of this Prospectus is December _____, 1996.

           AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Common Stock and Redeemable Common Stock Purchase Warrants are quoted on Nasdaq and, therefore, copies of such documents and other information are provided to the National Association of Securities Dealers, Inc. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and in New York, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 "K" Street, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and the address of such Web site is (http://www.sec.gov).

      The Company provides annual reports, including audited financial statements, to its shareholders on request and as required under the 1934 Act.

      The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

      The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference: (1) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996; (2) Quarterly Report on Form 10- QSB for the quarter ended September 30, 1996; and (3) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date hereof and prior to the termination of the offering of the Shares, which documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that statements contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to those documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such documents should be directed to Shareholder Relations, Topro, Inc., 2525 W. Evans Ave., Denver, CO 80219, telephone (303)935-1221.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

The Company and Recent Developments

      Topro Inc. is an industrial technology company providing control system integration products and services through four wholly-owned subsidiaries:
Management Design & Consulting Services, Inc. ("MDCS"), headquartered in Atlanta, Georgia; Advanced Control Technology, Inc. ("ACT"), headquartered in Albany, Oregon; and Visioneering Holding Corp. and its subsidiary Vision Engineering Corporation ("VHC"), headquartered in Cypress, California. The Company's executive offices are located at 2525 West Evans Avenue, Denver, Colorado 80219, telephone (303) 935-1221.

      Any changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the Company's latest Annual Report incorporated herein by reference are described in subsequent reports on Form 10-Q or Form 8-K which are also incorporated herein by reference.

The Offering

      Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 12,379,211 Shares of Common Stock in the over-the-counter market through underwriters, dealers or brokers or in independently negotiated transactions. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. As of the date of this Prospectus, 4,508,606 of the Shares registered for public sale are outstanding, and 7,870,605 of the Shares have not yet been issued, but may be purchased from the Company by the Selling Shareholders and resold by them pursuant to this Prospectus. These Shares of Common Stock underlie outstanding warrants, options and convertible promissory notes and debentures exercisable or convertible at varying prices. See "Description of Securities." The Company will receive the cash proceeds from exercise of outstanding warrants and options and will benefit through reduction of indebtedness by conversion of outstanding notes and debentures; however, the prices at which the Company is obligated to issue these Shares is, as of the date of this Prospectus, below the market price.

      Of the 4,508,606 Shares outstanding in the hands of Selling Shareholders on the date of this Prospectus, 1,835,571 are subject to a "lock-up" agreement. The agreement provides that none of the Shares will be sold prior to February 21, 1997 and no more than 25% of the Shares will be sold thereafter until February 21, 1998, without the prior consent of the Renaissance Capital Growth & Income Fund III, Ltd. (holder of $3.5 million of Company debentures) and Bathgate McColley Capital Group, LLC, a broker-dealer affiliated with the Company's financial consultants.

      On the date of this Prospectus, the Company has issued a call for redemption of __________ of the outstanding warrants which will be redeemed consideration if not exercised during the period expiring 30 days after the date of this Prospectus.

      Also pursuant to this Prospectus, the Company is offering 720,000 Shares of Common Stock underlying outstanding Public Warrants and Underwriter's Unit Warrants.

Risk Factors

      The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company's business and the securities offered hereby include uncertain financial condition, lack of profitability, possible need for additional capital, substantial debt and the likely adverse effect of this Offering on the market price of the Company's Common Stock. See "Risk Factors."

Use of Proceeds

      Any net proceeds to the Company from the exercise of outstanding options or warrants will be used for working capital. See "Use of Proceeds."

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the Common Stock offered hereby.

         FINANCIAL CONDITION; WORKING CAPITAL NEEDS. The Company reported net losses of $1,855,000 and $2,184,000 for the fiscal years ended June 30, 1996 and 1995, respectively. Management believes that the Company's disposition of the assets and operations of Sharp Electric in late fiscal 1995 and completion of almost all outstanding Sharp Electric projects in fiscal 1996 will curtail substantially the Company's future operating losses, and that the acquisition of MDCS, ACT and VHC will lead to increased revenues and gross profit; however, there can be no assurance that the Company will achieve profitability during fiscal 1997. Moreover, the acquisition of ACT and VHC in fiscal 1996 has increased substantially Topro's need for capital in the short term. At

September 30, 1996, the Company had a working capital (deficiency) of approximately $1,348,000. To provide working capital, subsequent to September 30, 1996, the Company issued an additional $1.2 million in 9% Convertible Debentures, due in 2001, and raised additional funds through sale of equity and short-term promissory notes. The Company may seek additional capital to fund increased cash requirements arising from the acquisitions and expanded operations. See Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         NO ASSURANCE OF OFFERING PROCEEDS; ADDITIONAL FINANCING MAY BE REQUIRED. On the date of this Prospectus, the Company called for redemption certain outstanding Warrants in order to induce the holders to exercise them prior to the January _, 1997 redemption date. Although those Warrants are exercisable at prices ranging from $.67 to $1.25, substantially below the market price of the Common Stock at the date of the call, there can be no assurance that holders will exercise those Warrants prior to the redemption date, with the result that the Company may never receive any proceeds. If all of the Warrants called are exercised prior to the redemption date, the Company would receive gross proceeds of approximately $1.9 million, which management believes would, together with operating revenues, be sufficient to fund increased working capital requirements through fiscal 1997. To the extent Warrant exercise proceeds and operating revenues are not adequate, the Company may seek additional debt or equity financing to accelerate funding of costs of integrating the acquired operations and capitalizing on the opportunities arising from the Company's expanded market presence and product offerings. Any issuance of equity securities would result in dilution to the interests of the Company's shareholders and any issuance of debt securities would subject the Company to risks that interest rates may increase or cash flow may be insufficient to repay such indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         RISKS ASSOCIATED WITH ACQUISITIONS. Over the past 18 months the Company has acquired three independent control systems integrators ("CSIs") and has entered into a letter of intent to acquire another leading CSI, All
Control Systems, Inc. ("ACS"), headquartered in West Chester, Pennsylvania. Although all activities are coordinated through, and certain administrative functions are centered in, the Company's Denver, Colorado headquarters, operations of these firms were and continue to be conducted in other regions of the U.S. Although the Company believes it has an adequate infrastructure to support the completed and proposed acquisitions, there can be no assurance that the Company's current management, personnel and other corporate infrastructure will be adequate to manage the Company's growth and operations which are geographically dispersed. Integrating the operations of acquired companies may take management time and attention away from the Company's day-to-day operations. Any inability to integrate an acquired business into its operations, particularly in instances in which the Company has made a significant capital investment, would have a material adverse effect on the Company's results of operations.

         DEPENDENCE ON MANAGEMENT. The Company's prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its current President, John Jenkins, and upper level management of the acquired companies. The Company has an employment contract with Mr. Jenkins for an initial term expiring in January 1997, which will be renewed automatically for a one year term if not terminated by either party prior to December 2, 1996, and is the beneficiary of a $600,000 key employee insurance policy on Mr. Jenkins, the proceeds of which would be available to permit the Company to engage other qualified personnel. Due to the recent acquisition of MDCS, ACT and VHC, the Company also is dependent upon management of those subsidiaries to provide continuity and assist in the integration of those new operations into Topro's infrastructure. The Company has entered into employment or consulting agreements with those persons it believes constitute key management of its operating subsidiaries, and many members of its key management are significant shareholders of the Company; however, the loss of the services of any key member of management could be expected to have an adverse effect on the Company over the near term.

         SIGNIFICANT DEBT; ASSET ENCUMBRANCES; RESTRICTIVE COVENANTS.   As of
the date of this Prospectus, the Company has issued an aggregate $4.7 million principal amount of 9% Convertible Debentures. This debt could have important consequences to the holders of Common Stock by restricting the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future and by creating the risk that violation of a covenant or other term of the loan agreement could cause the outstanding balance of the loan to become due, putting all of the assets of the Company at risk. The Company's ability to make scheduled payments of principal or interest on, or to refinance, the Debentures will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond the Company's control. The terms of the Debentures impose substantial conditions on the Company's ability to redeem or prepay the Debentures. The loan agreements pursuant to which these Debentures were issued contain numerous financial, operating and general covenants and require the Company and its subsidiaries to meet certain financial ratios and tests. A failure to comply with the loan agreement covenants could result in an event of default which could permit acceleration of the debt. The obligations of the Company under the loan agreements are secured by a pledge of all of the capital stock of ACT and VHC (as well as the Shares of ACS if and when acquired) and by a first priority security interest in substantially all of the assets of Topro and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the loan agreement is accelerated, the investor would be entitled to exercise remedies available to secured creditors under applicable law and pursuant to the loan agreement. Accordingly, the Debenture holders will have a prior claim on the assets of the Company and its subsidiaries. Foreclosure on the Company's assets pledged to secure repayment of the Debentures could reduce the Company's assets to a level at which assets were not sufficient to make any distribution to shareholders in the event of liquidation.

         MARKET OVERHANG. All of the Shares registered for sale on behalf of the Selling Shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. The Company has filed the Registration Statement of which this Prospectus is a part to register these restricted Shares for sale into the public market by the Selling Shareholders. Any outstanding Shares not sold by Selling Shareholders pursuant to this Prospectus will remain as restricted securities in the hands of the holder.

         The 4,508,606 outstanding Shares registered hereby for public sale by the Selling Shareholders represent approximately 66% of the 6,868,689 Shares of Topro Common Stock outstanding as of November 20, 1996. Of the Shares registered for sale, 1,835,571 are subject to certain "lock-up" restrictions, leaving 2,673,035 Shares, or approximately 39% of the total outstanding, freely saleable on the date of this Prospectus. The Shares issuable upon exercise and conversion of outstanding securities will represent 80% of the Shares outstanding after this Offering, assuming exercise and conversion of all outstanding securities. Many of the outstanding Shares offered by Selling Shareholders were acquired from the Company at prices ranging from $.67 to $1.00 per Share. Shares are issuable to the Selling Shareholders upon conversion of debt and exercise of warrants and options at prices as low as $.67 and $1.00 per Share, respectively. The sale into the public market of a significant number of Shares purchased at prices below the current market price can be expected to have a depressive effect on the market price of the Company's Common Stock; however, approximately 2,000,000 of the Shares registered hereby are subject to certain restrictions under lock-up agreements. Although the Company's Common Stock is traded in the over-the-counter market and listed on Nasdaq, the market for the Common Stock is not well established and trading of the Common Stock is subject to significant fluctuation. Any sale into the public market of Shares purchased at prices below the current market price could have an adverse effect on the market price of the Company's Common Stock. See "Description of Securities - Securities Registered Hereby."

         Holders of certain of the Company's outstanding warrants, options and other rights may require the Company, subject to certain limitations, to include all or part of their Shares in a registration statement. The Company has filed the registration statement of which this Prospectus is a part to fulfill that obligation. In addition, certain securityholders, most notably the holders of the 9% Convertible Debentures, have been granted "demand" registration rights, requiring the Company to register Shares, at the Company's expense, upon demand of the securityholder following notice that the debt will be converted to Common Stock. The exercise of any of these registration rights may hinder the Company in making public Offerings of its securities in the future.

         INDUSTRY AND ECONOMIC CONDITIONS. A sizable portion of the Company's business is comprised of projects representing significant capital expenditures to its customers. Management believes that its customer base is susceptible to general depressive economic factors which cause such projects to be delayed and scaled back and payments to be postponed and disputed. Although general economic factors may affect all industries, management believes that the Company's business may be more susceptible than many due to the high cost of these projects. As a result of the Company's recent acquisitions, the Company has significantly increased the number of industrial market segments which it serves and, therefore, has reduced its reliance on any individual market segment.

         NO DIVIDENDS. Topro has not paid dividends since inception, and it does not contemplate paying dividends in the foreseeable future since it will use all of its earnings, if any, to finance expansion of its operations. See "Market for the Company's Common Equity and Related Shareholder Matters - Dividends."

         AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. Topro is authorized to issue up to 10,000,000 Shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any Shares of preferred stock having rights superior to those of Topro's Common Stock may result in a decrease in the value or market price of the Common Stock, provided a market exists, and further could be used by the Board as a device to prevent a change in control of Topro. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. As of the date of this Prospectus, there are no Shares of Preferred Stock issued or outstanding, and the Board of Directors has no current plan to issue any Shares of Preferred Stock.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from sales of Shares by the Selling Shareholders. The Company will benefit if outstanding notes and debentures are converted (which will not provide cash proceeds, but will increase available capital by reducing interest expense and enhance the Company's financial position by reducing debt), and will receive cash proceeds from the exercise, if any, of outstanding warrants and options.

         As of the date of this Prospectus, based on recent market prices for the Company's Common Stock, management believes that it is likely that debt instruments will be converted and that options and warrants will be exercised at prices up to $1.25. If debt convertible at prices below $1.25 is converted, and options and warrants exercisable at prices up to $1.25 are exercised, proceeds of the Offering to the Company would total an aggregate of $200,000 in reduction of debt and $1,931,740 in cash. After deduction of expenses of this Offering payable by the Company, estimated to total $50,000, net cash proceeds are estimated to total $1,881,740.

 Any net cash proceeds received by the Company will be used for working capital.

                              SELLING SHAREHOLDERS

     The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company's Common Stock as of November 20, 1996, and as adjusted to reflect the sale of the shares offered hereby, by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

-----------------------------------------------------------------------------------------------------------------------------
                                   Shares Beneficially                                                Shares Beneficially
                                Owned Prior to Offering(1)    Number of Shares Offered Hereby        Owned After Offering(1)
                                -----------------------       -------------------------------        -----------------------
                                                                           Shares Underlying Notes,
                                                                             Warrants, Debentures
Name                                   Number    Percent     Shares(2)         and Options(3)         Number(4)       Percent
----                                   ------    -------     --------     ------------------------    ---------       -------
-----------------------------------------------------------------------------------------------------------------------------
Steven M. Bathgate(5)                 568,524      7.9         217,800              316,724               34,000         *
-----------------------------------------------------------------------------------------------------------------------------
Margaret M. Bathgate(6)               184,500      2.66        100,000               50,000               34,500         *
-----------------------------------------------------------------------------------------------------------------------------
Kenneth S. Bernstein(7)                52,350       *           26,925               25,425                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Fred Birner                            30,000       *           15,000               15,000                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Peter J. Bloomquist and                10,000       *            5,000                5,000                  -0-         *
     Kathy Bloomquist
-----------------------------------------------------------------------------------------------------------------------------
Fredric W. Duboc                       30,000       *           15,000               15,000                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Douglas H. Kelsall(8)                  36,000       *           19,600               12,400                4,000         *
-----------------------------------------------------------------------------------------------------------------------------
Joseph A. Lavigne                      41,250       *           26,000               15,250                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Thomas E. McChesney                    69,500       *           22,000               47,500                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Eugene C. McColley(9)                 414,274       5.8        116,000              268,274               30,000         *
-----------------------------------------------------------------------------------------------------------------------------
Virginia Stevens McDonald             315,000       4.45       105,000              205,000                5,000         *
-----------------------------------------------------------------------------------------------------------------------------
Paul Mendell                           20,000       *           10,000               10,000                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Robert M. Nieder                      112,500       1.6         60,000               52,500                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Edmond O'Donnell                       65,000       *           46,000               19,000                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Harry J. Schmidt                       50,850       *           27,725               18,125                5,000         *
-----------------------------------------------------------------------------------------------------------------------------
Cohig & Associates, Inc.               57,407       *              -0-               57,407                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Kiawah Capital Partners               227,547      3.23         50,000              177,547                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                   Shares Beneficially                                                Shares Beneficially
                                Owned Prior to Offering(1)    Number of Shares Offered Hereby        Owned After Offering(1)
                                -----------------------       -------------------------------        -----------------------
                                                                            Shares Underlying Notes,
                                                                              Warrants, Debentures
Name                                   Number    Percent     Shares(2)          and Options(3)           Number(4)    Percent
----                                   ------    -------     ---------      -----------------------      ---------    -------
-----------------------------------------------------------------------------------------------------------------------------
Jeffrey A. Minalga****                 37,589       *           18,657               18,657                  275         *
-----------------------------------------------------------------------------------------------------------------------------
Marvin W. Smith***                     89,850      1.29         14,925               74,925                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Richard L. Meador                      30,350       *           14,925               14,925                  500         *
-----------------------------------------------------------------------------------------------------------------------------
Michael P. Casiglio                     5,970       *            2,985                2,985                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Joseph R. Troke****                    75,710      1.0          37,313               37,313                1,084         *
-----------------------------------------------------------------------------------------------------------------------------
Thomas M. Savage****                   69,700       *           29,850               39,850                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
David E. Wiley***                      14,926       *            7,462                7,462                    2         *
-----------------------------------------------------------------------------------------------------------------------------
Thomas A. Hughes****                    2,984       *            1,492                1,492                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
David R. Rollins***                     4,022       *            2,000                2,000                   22         *
-----------------------------------------------------------------------------------------------------------------------------
David R. Gill***                       14,926       *            7,463                7,463                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Mark R. Shamley***                       4480       *            2,239                2,239                    2         *
-----------------------------------------------------------------------------------------------------------------------------
Kenneth B. Marsh                       15,000       *           15,000                  -0-                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
John D. Higgins(10)                   323,143      4.5          17,530              268,913               36,700         *
-----------------------------------------------------------------------------------------------------------------------------
John P. Jenkins (26)**                579,642      7.97        178,571              401,071                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
E. Gregory Fisher**                   220,000      3.19        200,000               20,000                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
David W. Brown                         78,204      1.1          39,102               39,102                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
S. R. Hinkle Inc. Pension Plan         10,000       *           10,000                  -0-                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Susan S. Duboc                         25,000       *           25,000                  -0-                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
Lawrence Bathgate(11)                  35,000       *           25,000                  -0-               10,000         *
-----------------------------------------------------------------------------------------------------------------------------
Summit Fund Limited                   359,286      5.1         198,143              161,143                  -0-         *
     Partnership
-----------------------------------------------------------------------------------------------------------------------------
Pamela M. Kelsall(12)                   5,000       *            5,000                  -0-                  -0-         *
-----------------------------------------------------------------------------------------------------------------------------
James Edgar McDonald(13)              243,750      3.47         97,000              141,750                5,000         *
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                   Shares Beneficially                                                Shares Beneficially
                                Owned Prior to Offering(1)    Number of Shares Offered Hereby        Owned After Offering(1)
                                --------------------------    -------------------------------        -----------------------
                                                                            Shares Underlying Notes,
                                                                             Warrants, Debentures
Name                                   Number    Percent      Shares(2)         and Options(3)         Number(4)      Percent
----                                   ------    -------      --------      ---------------------      ---------      -------
------------------------------------------------------------------------------------------------------------------------------
Victor L. Kashner                      25,000       *           25,000                  -0-                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
William B. Miller, Jr.                 10,000       *            5,000                  -0-                5,000         *
------------------------------------------------------------------------------------------------------------------------------
Wayne T. Clasen                        45,000       *           35,000                  -0-               10,000         *
------------------------------------------------------------------------------------------------------------------------------
Sherry A. Clasen and                   46,000       *           35,000                  -0-               11,000
Gene P. Clasen
------------------------------------------------------------------------------------------------------------------------------
Anchor Sales Co. Profit                22,000       *           20,000                  -0-                2,000         *
     Sharing Plan
------------------------------------------------------------------------------------------------------------------------------
John Pfeiffer                          60,000       *           10,000               50,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Perkins Coie                           65,000       *           65,000                  -0-                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Richard M. Brown (14)(25)***          401,431      5.84        390,931               10,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Clifford L. Morrison                  211,965      3.0         201,465               10,500                  -0-         *
(15)(25)***
------------------------------------------------------------------------------------------------------------------------------
Donald H. Gurney (16)(25)***           30,536       *           23,536                7,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Jon E. Walker (17)(25)**              492,216      7.1         474,716               17,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Imogene Walker (18)(25)****           492,216      7.1         474,716               17,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
David Reece (25)***                    80,318      1.16         66,818               13,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Jon E. Walker, Jr. (25)***             65,318       *           54,818               10,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Alexander Hutton, Inc. (25)            78,000      1.1          78,000                  -0-                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Caribou Bridge Fund LLC               177,500      2.58        100,000               77,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Thomas Sharp (19)***                   22,500       *           12,000               10,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Robert & Debora Richards***            30,000       *           16,000               14,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
United Investment Bankers              22,500       *           12,000               10,500                  -0-         *
Inc.
------------------------------------------------------------------------------------------------------------------------------
Wayne Hammersly (20)                   22,500       *           12,000               10,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Timothy Evans                          22,500       *           12,000               10,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Harold Golz                            41,250       *            6,000               35,250                  -0-         *
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                   Shares Beneficially                                                Shares Beneficially
                                Owned Prior to Offering(1)    Number of Shares Offered Hereby        Owned After Offering(1)
                                -----------------------       -------------------------------        ---------------------
                                                                             Shares Underlying Notes,
                                                                               Warrants, Debentures
Name                                   Number    Percent     Shares(2)           and Options(3)          Number(4)   Percent
----                                   ------    -------     ---------       ------------------------    ---------   -------
------------------------------------------------------------------------------------------------------------------------------
John D. Phillips                       21,000       *           11,200                9,800                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Grant Street Joint Ventures            22,500       *           12,000               10,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Eugene A. & Marilyn K.                 10,000       *            8,000                2,000                  -0-         *
Raymond
------------------------------------------------------------------------------------------------------------------------------
Stanley A. Kaplan                      25,000       *           20,000                5,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Douglas F. Taylor***                   15,000       *           12,000                3,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Norman Lewis Jette***                   5,000       *            4,000                1,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
David J. & Marilyn D.                   4,000       *            3,200                  800                  -0-         *
Wilson***
------------------------------------------------------------------------------------------------------------------------------
Patrice & Richard A.                   25,065       *           20,000                5,000                   65         *
Wright***
------------------------------------------------------------------------------------------------------------------------------
Stephen Kent Pearce***                 10,000       *            8,000                2,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
James & Rosalene                        5,000       *            4,000                1,000                  -0-         *
Weatherby***
------------------------------------------------------------------------------------------------------------------------------
Jesse Chan                             20,000       *           16,000                4,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Charles W. Botsford                    15,000       *           12,000                3,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
U.S.Trust Co. custodian for            15,000       *           12,000                3,000                  -0-         *
Portland Partners
------------------------------------------------------------------------------------------------------------------------------
James M. Fleming                       15,000       *           12,000                3,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Richard Friedman                       37,500       *           30,000                7,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Jeffrey Markowitz                      37,500       *           30,000                7,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Lester W. Erb Living Trust             67,142       *           36,571               30,571                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Macy Family Trust                      10,000       *            8,000                2,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Merwyn E. Gilderoy***                  10,000       *            8,000                2,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Raymon D. & Lisa D.                    15,000       *           12,000                3,000                  -0-         *
Burrows***
------------------------------------------------------------------------------------------------------------------------------
Douglas Joseph Fleming                 15,000       *           12,000                3,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Andrew & Sarah Nicoletta               15,000       *           12,000                3,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                   Shares Beneficially                                                Shares Beneficially
                                Owned Prior to Offering(1)    Number of Shares Offered Hereby        Owned After Offering(1)
                                -----------------------       -------------------------------        ---------------------
                                                                             Shares Underlying Notes,
                                                                              Warrants, Debentures
Name                                   Number    Percent      Shares(2           and Options(3)          Number(4)   Percent
----                                   ------    -------      --------       -----------------------     ---------   -------
------------------------------------------------------------------------------------------------------------------------------
Randy J. & Rori Sasaki(21)            109,000      1.56          7,200              101,800                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
E. Bowman McLean (22)                  12,000       *            9,600                2,400                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
D & B Partners, LTD                    15,000       *           12,000                3,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Rexford E. Spencer***                  17,500       *           14,000                3,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
David A. Fry***                        10,000       *            8,000                2,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Jessie L. & Debbie                      7,500       *            6,000                1,500                  -0-         *
Beasley***
------------------------------------------------------------------------------------------------------------------------------
David Westcott                          5,500       *            4,400                1,100                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
H. Dennison Parker                      5,000       *            4,000                1,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Nora Sherwood Parker                    5,000       *            4,000                1,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
PAMB Investments                        5,000       *            4,000                1,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Alan A. & Carla F. Jochim               5,500       *            4,400                1,100                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
J. Scott Liolios (23)                 107,000      1.53          5,600              101,400                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Vicki Barone                            5,000       *              -0-                5,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Mark Holifer                            7,000       *              -0-                7,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
William J. Macy (24)                   67,142       *           36,571               30,571                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Michael C. Taylor Family              680,000      9.58        152,000              228,000              300,000       1.99
Trust (27)(28)***
------------------------------------------------------------------------------------------------------------------------------
James Haney (27)***                    30,000       *           12,000               18,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Phillip Bettendorf (27)***             20,000       *            8,000               12,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Tom Reski (27)                         20,000       *            8,000               12,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
John R. Teed, Jr. (27)                 10,000       *            4,000                6,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Barry Wagoner (27)***                  10,000       *            4,000                6,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Don Mouchou (27)***                    20,000       *            8,000               12,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
David Sidhu (27)                        2,500       *            1,000                1,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Jagor Singh Sidhu (27)                  2,500       *            1,000                1,500                  -0-         *
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                   Shares Beneficially                                                Shares Beneficially
                                Owned Prior to Offering(1)    Number of Shares Offered Hereby        Owned After Offering(1)
                                --------------------------    -------------------------------        -----------------------
                                                                           Shares Underlying Notes,
                                                                             Warrants, Debentures
Name                                   Number    Percent     Shares(2)          and Options(3)           Number(4)    Percent
----                                   ------    -------     ------          ---------------------       ---------    -------
------------------------------------------------------------------------------------------------------------------------------
Kaljit Hairon(27)                       1,750       *            1,000                  750                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Surjit Sidhu(27)                        1,750       *            1,000                  750                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Royce Investments Group, Inc.         120,147      1.7             -0-              120,147                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Renaissance Capital Growth          2,708,333     28.2             -0-            2,708,333                  -0-         *
Income Fund III, Inc.
------------------------------------------------------------------------------------------------------------------------------
Renaissance U.S. Growth &             800,000     10.4             -0-              800,000                  -0-         *
Income Trust, PLC
------------------------------------------------------------------------------------------------------------------------------
Pacific Consulting Group,             200,000      2.8             -0-              200,000                  -0-         *
Inc.
------------------------------------------------------------------------------------------------------------------------------
The Women's Bank                       14,286       *              -0-               14,286                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
J. Neal Ethridge****                  205,000      2.8             -0-              205,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
H. Robert Gill**                       15,000       *              -0-               15,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
H. R. Hodge**                          15,000       *              -0-               15,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Gary Cansler                           66,667       *              -0-               66,667                  -0-         *
------------------------------------------------------------------------------------------------------------------------------
Elliot S. & Lois C.                   164,350      2.3             -0-              164,350                  -0-         *
Schlissel
------------------------------------------------------------------------------------------------------------------------------
Jesse Greenfield                      530,258      7.4          11,930              246,525              271,803       1.84
Rockies Fund, Inc.                    110,000     1.57           5,000              105,000                  -0-         *
------------------------------------------------------------------------------------------------------------------------------

   *     Less than one percent.

  ** Denotes a director and/or officer-employee of the Company or a subsidiary.

 *** Denotes an employee (other than officers) of the Company or a subsidiary.

**** Denotes a person previously employed by, or a director of, the Company or a subsidiary during the past three years.

(1) Beneficial ownership is calculated in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purpose of calculating the percentage owned of the class by any other person.


(2) The number of Shares offered hereby consists of outstanding Shares held and offered for the account of the Selling Shareholders.

(3) The number of Shares underlying notes, warrants, debentures and options are those Shares registered for sale upon conversion and exercise of notes, warrants, debentures and options held by Selling Shareholders.


(4) Assumes that all notes, options, debentures and warrants are converted, exercised and all Shares are sold by the Selling Shareholders.


(5) Includes 142,800 Shares and warrants to purchase 87,450 Shares held of record by Mr. Bathgate's two Keough accounts, 50,000 Shares and warrants to purchase 50,000 Shares held in a joint account with Mr. Bathgate's wife, one-half of 9,000 Shares held of record by Bathgate Family Partnership of which Mr. Bathgate is a partner, and one-half of the 141,667 Shares and warrants to purchase 85,880 Shares held of record by Kiawah Capital Partners, a general partnership of which Mr. Bathgate is a general partner. Mr. Bathgate, in a Schedule 13D filing with the Securities and Exchange Commission, has disclaimed beneficial ownership of 50% of the Company's securities held of record by Kiawah Capital Partners. Does not include Shares held of record by spouse.


(6) Includes 50,000 Shares and warrants to purchase 50,000 Shares held in a joint account with Ms. Bathgate's husband, Steven M. Bathgate, and one-half of 9,000 Shares held of record by Bathgate Family Partnership of which Ms. Bathgate is a partner. Does not include Shares held of record by spouse.


(7) Includes 14,925 Shares and warrants to purchase 14,925 Shares held of record in Mr. Bernstein's IRA account.


(8) Includes 10,000 Shares and warrants to purchase 10,000 Shares held of record in Mr. Kelsall's IRA account, and one-half of the 12,000 Shares and warrants to purchase 3,000 Shares held of record by D & B Partners, LTD, a general partnership of which Mr. Kelsall is a general partner. Does not include Shares held of record by spouse.


(9) Includes 22,000 Shares and warrants to purchase 15,000 Shares held of record by Mr. McColley's IRA account and one-half of the 141,667 Shares and warrants to purchase 85,880 Shares held of record by Kiawah Capital Partners, a general partnership, of which Mr. McColley is a general partner. Mr. McColley, in a Schedule 13D filing with the Securities and Exchange Commission, has disclaimed beneficial ownership of 50% of the Company's securities held of record by Kiawah Capital Partners.


(10) Includes 111,940 Shares and warrants to purchase 111,940 Shares held of record by a joint account in the name of Mr. Higgins and his wife, Lynn Higgins.

(11)     Includes 25,000 Shares held of record by Mr. Bathgate's IRA account.


(12) Consists of 5,000 Shares held of record by Ms. Kelsall's IRA account. Does not include Shares held of record by spouse.


(13) Includes 50,000 Shares and warrants to purchase 50,000 Shares held of record by the James Edgar McDonald Trust and includes 5,000 Shares held in the name of Virginia Stevens McDonald, of which Mr. McDonald may be considered a beneficial owner.


(14) Includes 12,000 Shares and warrants to purchase 10,500 Shares held of record in a joint account with Mr. Brown's wife, Sallie Brown.


(15) Includes 12,000 Shares and warrants to purchase 10,500 Shares held of record in a joint account with Mr. Morrison's wife, Susan Morrison.

(16) Includes 8,000 Shares and warrants to purchase 7,000 Shares held of record in a joint account with Mr. Gurney's wife, Georgia Gurney.

(17) Includes 20,000 Shares and warrants to purchase 17,500 Shares held of record in a joint account with Mr. Walker's wife, Imogene Walker. Does not include Shares held of record by spouse.

(18) Includes 20,000 Shares and warrants to purchase 17,500 Shares held of record in a joint account with Ms. Walker's husband, Jon E. Walker. Does not include Shares held of record by spouse.

(19) Consists of 12,000 Shares and warrants to purchase 10,500 Shares held of record by Mr. Sharp's IRA account.

(20) Consists of 12,000 Shares and warrants to purchase 10,500 Shares held of record by Mr. Hammersly's IRA account.

(21) Includes one-half of the options to purchase 200,000 Shares held of record by Pacific Consulting Company, a general partnership of which Mr. Sasaki is a general partner.

(22) Includes one-half of the 12,000 Shares and warrants to purchase 3,000 Shares held of record by D & B Partners, LTD, a general partnership of which Mr. Bowman is a general partner.

(23) Includes one-half of the warrants to purchase 200,000 Shares held of record by Pacific Consulting Company, a general partnership of which Mr. Liolios is a general partner.

(24) Includes 8,000 Shares and warrants to purchase 2,000 Shares held of record by the Macy Family Trust over which Mr. Macy has beneficial control as trustee.

(25) Includes Shares acquired in the ACT merger which are subject to a lock-up agreement with Renaissance and Bathgate McColley Capital Group LLC whereby the holders have agreed that without prior consent they will not sell such shares until February 21, 1997, and that until February 21, 1998 they will not sell more than 25% of such shares.
         In the event other shareholders subject to this lock-up agreement sell less than 25% of such shares during such period, other shareholders may sell more than 25% so long as the aggregate number of shares sold by the group does not exceed 25% .

(26) These Shares are subject to a lock-up agreement with Renaissance and Bathgate McColley Capital Group LLC whereby the holders have agreed that without prior consent they will not sell any of their shares until February 21, 1997, and that until February 21, 1998 they will not sell more than 25% of their Shares. In the event other shareholders subject to this lock-up agreement sell less than 25% of their Shares during such period, other shareholders may sell more than 25% so long as the aggregate number of Shares sold by the group does not exceed 25% .

(27)     Includes options which are not exercisable until April 8, 1997.

(28)     Includes warrants to purchase 150,000 Shares held of record by Michael
         C. Taylor and warrants to purchase 150,000 Shares held of record by Mr. Taylor's wife, Kathleen Taylor.

RELATIONSHIPS AND TRANSACTIONS WITH CERTAIN SELLING SHAREHOLDERS

         On October 20, 1993 J. Neal Ethridge, a brother of the Company's Chairman, loaned a subsidiary of the Company $750,000 in exchange for a promissory note. Warrants totaling 200,000 Shares exercisable at a price equal to the bid price of the Company's stock on the date of grant were issued to Mr. Ethridge. During fiscal 1995, at a time when J. Neal Ethridge was a Director of the Company, this note was converted to loans from Mr. Ethridge and Gary Cansler, a non-affiliated party of $570,000 and $190,000, respectively, to Topro in exchange for promissory notes secured by a pledge of the shares of Direct Measurement Corporation ("DMC") owned by the Company. On November 8, 1995, the Company sold its remaining 3,255 DMC shares to three parties, including J. Neal Ethridge, who was at that time a Director of the Company, and Gary Cansler. The purchase price of $1,110,000 (approximately $341 per share) was paid with $350,000 in cash, and cancellation of the aggregate of $760,000 of the Company's promissory notes held by Mr. Ethridge and Gary Cansler. The stock purchase agreement provides for a bonus payment to be paid the Company as follows:
should DMC be sold to any third party for consideration of greater than $420 per share the Company will receive 50% of the difference between the $420 per share and the actual price. This additional consideration will be paid to the Company when received by the DMC selling shareholders. The Company realized a gain of $410,000 from the sale of the DMC stock. The Board of Directors believes that the terms of this transaction were at least as favorable as terms which could have been obtained from any non-affiliated party.

         Douglas H. Kelsall, President of Caribou Capital Corporation, entered into a consulting agreement with the Company dated June 15, 1995 for a period of one year. In addition, D & B Partners LTD, of which Mr. Kelsall is a general partner, purchased certain accounts receivable from Tech Sales, Inc., a wholly-owned subsidiary of the Company, on July 21, 1995. This obligation has been fully repaid.

         Pursuant to a Letter of Agreement dated September 1, 1995, the Company has engaged Pfeiffer Public Relations, Inc. as public relations consultants on a month to month basis for a fee of $3,000 per month through January 1996 and a fee of $1,000 per month thereafter. As additional compensation, the Company issued to John Pfeiffer, president of Pfeiffer Public Relations, Inc., 10,000 Shares and warrants exercisable through October 14, 2000 to purchase 50,000 Shares at a price of $1.00 per Share. Mr. Pfeiffer was also granted certain registration rights pursuant to which the Shares and the Shares underlying the warrants are included in the registration statement of which this Prospectus is a part.

         Bathgate McColley & Associates, LLC, a limited liability company ("BMA") owned equally by Steven M. Bathgate and Eugene C. McColley, has acted as financial consultant to the Company since April 1995 and its affiliate, Bathgate McColley Capital Group LLC ("BMCG"), has acted as a placement agent in private offerings of the Company. Under its Financial Consulting Agreement, BMA provides advice to, and consults with, the Company concerning business and financial planning, corporate organization and structure, the Company's relations with its security holders, private and public debt and equity financing and financial matters in connection with the operation of the business of the Company for a fee of $4,000 per month. As additional compensation, in April

1995 BMA received warrants exercisable for a period of five years to purchase up to 91,667 Shares at a price of $.67 per Share and was granted the right to have the Shares underlying those warrants included in certain registration statements otherwise filed by the Company. The Financial Consulting Agreement provides that additional compensation, calculated according to the "Lehman formula," is payable to BMA for assistance provided in connection with negotiating, structuring and evaluating acquisitions undertaken by the Company. In accordance with this provision, the Company paid BMA a fee of $17,500 for services in connection with acquisition of MDCS, a fee of $120,000 for services in connection with the acquisition of ACT and a fee of $60,000 in connection with the acquisition of VHC. BMA also acted as broker for the Company's sale of debentures to Renaissance for which it was paid broker's fees totaling $164,500 (3.5%). In addition, BMCG acted as the Company's placement agent in connection with the Company's 1995 and 1996 private placements. In connection with a renewal of the Financial Consulting Agreement in April 1996, the Company issued 100,000 options to purchase Shares of Common Stock to BMA which were subsequently transferred 50,000 to each of Steven M. Bathgate and Eugene C. McColley. Each option is exercisable to purchase one Share of Common Stock at $2.56 per Share expiring on March 31, 2001. Various securities held by BMA and its affiliates, including those described above, are registered for public sale pursuant to this Prospectus.

         In February 1996 the Company entered into a 12 month Financial Public Relations Agreement with Pacific Consulting Group, Inc. ("PCG"). Under the contract, PCG receives a fee of $4,000 per month and was issued three-year options to purchase 50,000 Shares at $1.25 per Share, 50,000 Shares at $2.00 per Share, 50,000 Shares at $2.50 per Share and 50,000 Shares at $3.00 per Share. The Shares underlying the options issued to PCG are registered for public sale pursuant to this Prospectus.

         The Company has entered into Loan Agreements with Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth & Income Trust, PLC, holders of an aggregate of $4.7 million of the Company's 9% Convertible Debentures, which provide, among other things, for the Company's payment of a monthly financial advisory fee of $1,500 per month to Renaissance Capital Group, Inc., which serves as investment adviser to the two funds and grants Renaissance Capital Group, Inc. the right to designate a nominee to the Company's Board of Directors. The Loan Agreements also contain other standard agreements and covenants of the Company.

         The Company and certain of the employees, Officers and Directors identified in the table of Selling Shareholders, above, are parties to agreements providing for compensation of those persons for services provided to the Company.

         Except as described above and as noted in the Selling Shareholder table above, none of the Selling Shareholders have had any position, office or other material relationship with the Company during the past three years.

                              PLAN OF DISTRIBUTION

SALE OF SECURITIES BY SELLING SHAREHOLDERS

         The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

         The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders purchased from
the Company in private transactions.   Those private placement purchasers were
granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares for a period of at least nine months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act.
The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "1933 Act") and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

         If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

         Sales of Shares in the over-the-counter market may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

         In accordance with the registration rights granted by the Company, certain of the Selling Shareholders are restricted as to the amount and/or timing of public sales of Shares made pursuant to this Prospectus. Persons who received any of the 1,657,000 Shares issued in exchange for shares of ACT, and Topro's President, John Jenkins, who owns 178,571 outstanding Shares and 504,642 Shares underlying warrants and options, have agreed not to sell any Shares prior to February 21, 1997 and thereafter not to sell more than 25% of such Shares prior to February 21, 1998, without in each case the prior consent of both Renaissance Capital Growth & Income Fund III, Inc., holder of $3.5 million of the Company's debentures, and BMCG.

         The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital. See "Risk Factors - Market Overhang."

SALE OF COMMON STOCK BY THE COMPANY

         Public Sale. The Company is offering Shares underlying the Public Warrants and Underwriter's Unit Warrants issued in its 1992 public offering. No underwriter or placement agent has been engaged to assist the Company in this regard and no commissions or similar compensation will be paid to any party.

         Private Sale. The Company will issue Shares of "restricted" Common Stock to the Selling Shareholders upon their conversion or exercise of outstanding notes, warrants, debentures or options which they purchased from the Company in private transactions. The Company anticipates that Shares issued upon exercise of notes, warrants, debentures and options will be sold by the Selling Shareholders as described above.

INDEMNIFICATION

         The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

         A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

         In connection with this Offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

                           DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL

         As of the date of this Prospectus, the Company is authorized to issue 200,000,000 Shares of $.0001 par value Common Stock and 10,000,000 Shares of $.0001 par value Preferred Stock are authorized. No Shares of Preferred Stock are issued or outstanding as of the date of this Prospectus. No holder of any Shares of Common Stock has any preemptive right to subscribe for any of the Company's securities. Upon dissolution, liquidation or winding up of the Company, the assets will be divided pro rata on a share-for-share basis among holders of all outstanding Shares of Common Stock.

         NO CUMULATIVE VOTING. Each holder of Common Stock is entitled to one vote per Share with respect to all matters that are required by law to be submitted to Securityholders. Securityholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the Shares voting for the election of directors can elect 100% of the directors if they choose to do so; and, in such event, the holders of the remaining Shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

         ISSUED AND OUTSTANDING. As of November 20, 1996, the Company had issued and outstanding 6,868,689 Shares of Common Stock.

SECURITIES REGISTERED HEREBY.

         On March 7, 1995 the Company sold $525,000 of 10% Senior Convertible Notes under exemptions offered by Regulation D and Regulation S under the 1933 Act. Of this amount, $175,000 principal amount of the notes was converted to units during 1995. The notes are convertible at the rate of $.67 into units consisting of one Share and one warrant. Commencing March 7, 1997, the notes are redeemable, in whole only, for an amount equal to 110% of the amount of the outstanding principal plus accrued and unpaid interest upon 30 days notice, provided that the average trading price of the Company's Common Stock equals or exceeds $2.00 per Share for 20 consecutive trading days. Each warrant included in the units is exercisable to purchase one Share at $1.00 per Share. The Company may redeem these warrants at a price of $.01 per warrant if the closing bid price of the Company's Common Stock equals or exceeds $2.50 for 20 consecutive trading days. An additional 31,314 units (consisting of 31,314 Shares and warrants exercisable to purchase 31,314 Shares) were issued as placement agent's compensation and placement agent's warrants exercisable to purchase 74,627 units were issued in the note offering. The Shares included in the units and those issuable upon exercise of the warrants included in the units underlying the $225,000 of notes issued pursuant to Regulation D and those issued as placement agent's compensation have been registered for public sale pursuant to this Prospectus. During 1995 and 1996, the Company issued an aggregate of 26,049 units as payment of accrued interest on the notes. Of the 52,098 Shares included in the units and underlying the warrants included in the units issued as interest, 29,770 Shares are registered for public sale pursuant to this Prospectus.

         On April 1, 1995 the Company sold 449,850 units of securities under an exemption afforded by Regulation D of the 1933 Act. Each unit consisted of one Share and one warrant exercisable at $1.00 per Share until April 1, 2000. At any time that the Company has an effective registration statement, such warrants will be subject to redemption at a price of $.0001 per warrant so long as the closing bid price of the Company's Common Stock has equalled or exceeded $2.00 per Share for a period of 30 consecutive trading days. An additional 67,477 units are issuable upon exercise of options granted to the placement agent for the offering. The Shares included in the units and underlying the warrants included in the units are registered for public sale pursuant to this Prospectus.

         On June 30, 1995, the Company sold 139,311 units of securities to employees of the Company under an exemption afforded by Regulation D of the 1933 Act. Each unit consisted of one Share and one warrant exercisable at $1.00 per Share until April 1, 2000. At any time that the Company has an effective registration statement, such warrants will be subject to redemption at a price of $.0001 per warrant so long as the closing bid price of the Company's Common Stock has equalled or exceeded $2.00 per Share for a period of 30 consecutive trading days. The Shares included in the units and underlying the warrants included in the units are registered for public sale pursuant to this Prospectus.

         On November 8, 1995 the Company issued warrants to purchase 14,286 Shares exercisable at $1.75 per Share until November 7, 2000 to The Women's
Bank in consideration for a loan in the amount of $650,000.   At any time that
the Company has an effective registration statement, the Warrants will be subject to redemption at a price of $.0001 per warrant so long as the last sale price of the Company's Common Stock has equalled or exceeded $2.00 per Share for a period of 30 consecutive trading days. The Shares issuable upon exercise of the warrants are registered for public sale pursuant to this Prospectus.

         During December 1995 through February 1996, the Company sold $480,000 of 12% Subordinated 180-day Promissory Notes and 240,000 warrants to purchase Common Stock under exemptions afforded by Regulation D under the 1933 Act. Of this amount, $465,000 of the notes were converted into subscriptions to purchase units pursuant to the Company's unit offering conducted in March and April 1996 and $15,000 of the notes were paid in full. Each warrant is exercisable to purchase one Share at $1.00 per Share until April 1, 2000. At any time that the Company has an effective registration statement, the warrants are subject to redemption at a price of $.0001 per warrant so long as the last sale price of the Company's Common Stock has equalled or exceeded $2.00 per Share for a period of 30 consecutive trading days. The Shares underlying the warrants are registered for public sale pursuant to this Prospectus.

         On February 15, 1996 the Company issued options to purchase 200,000 Shares to Pacific Consulting Group, Inc., exercisable 50,000 at $1.25 per Share, 50,000 at $2.00 per Share, 50,000 at $2.50 per Share and 50,000 at $3.00
per Share until February 15, 1999. The options were issued in consideration for financial public relations consulting services. The Shares underlying the options are registered for public sale pursuant to this Prospectus.

         In February 1996 the Company issued 1,657,000 Shares to the shareholders of Advanced Control Technology, Inc. ("ACT") in connection with the Company's acquisition of ACT. The shareholders of ACT may receive up to 100,000 bonus Shares if certain profit goals are met during the first two quarters of fiscal 1997. In connection with the merger, 65,000 Shares were issued to ACT's attorneys in settlement of past fees. The Shares issued to the shareholders and attorneys of ACT are registered for public sale pursuant to this Prospectus. Shares issued to ACT shareholders are subject to a "lock-up" arrangement. See "Selling Shareholders - footnote 25."

         During March and April 1996 the Company sold 100,000 units of securities under an exemption afforded by Regulation D of the 1933 Act. Each unit consisted of eight Shares and two warrants, each exercisable at $1.00 per Share until April 1, 2000. At any time that the Company has an effective registration statement, the warrants will be subject to redemption at a price of $.0001 per warrant so long as the last sale price of the Company's Common Stock has equalled or exceeded $2.00 per Share for a period of 30 consecutive trading days. An additional 15,000 units are issuable upon exercise of warrants granted to the placement agent for the offering. The Shares included in the units and underlying the warrants included in the units are registered for public sale pursuant to this Prospectus.

         On April 25, 1996 the Company issued warrants to purchase 50,000 Shares exercisable at $2.00 per Share commencing on the earlier of (1) April 25, 1997 or (2) the date of this Prospectus and expiring on May 31, 1999 to certain persons in consideration for the release of a certificate of deposit pledged by the Company as security for certain Senior Convertible Notes issued in March 1995. At any time that the Company has an effective registration statement, the Warrants will be subject to redemption at a price of $.0001 per warrant so long as the last sale price of the Company's Common Stock has equalled or exceeded $3.00 per Share for a period of 30 consecutive trading days. Of the 50,000 Shares issuable upon exercise of the warrants, 28,572 are registered for public sale pursuant to this Prospectus.

         During May 1996 the Company sold $375,000 of 8% 270-day Convertible Debentures and 214,284 warrants to purchase Common Stock under exemptions afforded by Regulation D under the Securities Act of 1933, as amended. The Debentures were convertible at the rate of one Share per $1.75 of principal and interest and as of November 1, 1996, the entire $375,000 principal amount of the Debentures was converted into an aggregate of 214,286 Shares of Common
Stock.   Each warrant is exercisable to purchase one Share at $4.25 per Share at any time until June 24, 1997. At any time that the Company has an effective registration statement, the warrants will be subject to redemption at a price
of $.05 per warrant.   The Shares issuable upon conversion of the Debentures
and underlying the warrants are registered for public sale pursuant to this Prospectus.

         On May 30, 1996 the Company issued 200,000 Shares of Common Stock and options to purchase 900,000 Shares of Common Stock to the shareholders of Vision Engineering Corporation ("VEC") in connection with the merger of the Company and VEC. The Shares issued to the shareholders of VEC and 300,000 Shares underlying options (of which 150,000 options are not exercisable until April 8, 1997) exercisable at $2.25 per Share until October 8, 2006 are registered for public sale pursuant to this Prospectus.

         On June 27, 1996, the Company issued 100,000 options to purchase Shares of Common Stock to Bathgate McColley & Associates LLC, its investment banking consultants, which were subsequently transferred 50,000 to each of Steven M. Bathgate and Eugene C. McColley. Each option is exercisable to purchase one Share at $2.56 per Share expiring on March 31, 2001. The Shares underlying the options are registered for public sale pursuant to this Prospectus.

         The Company issued the following 9% Convertible Debentures to Renaissance Capital Growth & Income Fund III, Inc. and/or Renaissance U.S. Growth & Income Trust, PLC ("Renaissance"): $1,500,000 on February 21, 1996, $1,000,000 on March 5, 1996, $1,000,000 on June 23, 1996 and $1,200,000 on
October 30, 1996. The conversion rate is $1.50 per Share on the Debentures. The outstanding principal amount of the Debentures is redeemable at 120% of par if the closing bid price for the Company's Common Stock averages at least $5.00 per Share for 20 consecutive trading days and is supported by a minimum of $.25 in net earnings per Share. In addition, the Company issued to Renaissance warrants exercisable to purchase 375,000 Shares at $2.00 per Share expiring on March 31, 1999. The Shares underlying the Debentures and warrants are registered for public sale pursuant to this Prospectus.

         During October 1996 the Company sold $150,000 of 12% Unsecured Subordinated Promissory Notes Series 1996-A under exemptions afforded by Regulation D under the 1933 Act. On the issuance date of each Note, the Company paid to the lenders a loan origination fee in the amount of 2,500 Shares per $50,000 of the principal sum of the Note. The initial maturity date of the Notes is November 8, 1996, provided, however, that the maturity date may be extended at the option of the Company upon payment to the lenders of certain consideration, as follows: if the Company does not repay the Note on or prior to November 8, 1996, the Company will pay the lender 2,500 Shares per $50,000 of principal as consideration for an extension of the maturity date to December 9, 1996; and thereafter if the Company does not repay the Note on or prior to December 9, 1996, the Company will pay the lender 2,500 Shares per $50,000 of principal as consideration for an extension of the maturity date to January 8, 1997; and thereafter if the Company does not repay the Note on or prior to January 8, 1997, the Company will pay the lender 2,500 Shares per $50,000 of principal as consideration for an extension of the maturity date to February 9, 1997. Effective November 8, 1996, the Notes were extended to December 9, 1996. Upon an event of default, the Notes will be convertible to Shares at the option of the lender at the rate of one Share per $.50 of principal and accrued interest. The Shares issued as the loan origination fee and as the extension fees and the Shares issuable upon conversion of the Notes are registered for public sale pursuant to this Prospectus.

         The Company also has registered 100,000 Shares issuable at $.67 per Share upon exercise of warrants, of which 91,667 are held by Kiawah Capital Partners, an entity owned 50% by Steven M. Bathgate and 50% by Eugene C. McColley, 150,000 Shares issuable at prices ranging from $.75 to $1.62 per Share upon exercise of options granted to officer/employees pursuant to employment agreements, and 15,000 Shares issuable at $.63 per Share, 10,000 Shares issuable at $3.50 per Share and 10,000 Shares issuable at $3.75 per Share, upon exercise of options granted to non- employee directors.

         Also registered hereby are 316,667 Shares underlying warrants issued to persons who have loaned funds to the Company. These warrants are exercisable at prices of $1.25 (50,000 warrants), $2.50 (66,667 warrants) and $3.73 (20,000 warrants). These warrants are not redeemable by the Company.

         In addition, the Company has registered the 600,000 Shares issuable at a price of $4.25 per Share upon exercise of the Public Warrants issued as a component of units in the Company's 1992 public offering, the 60,000 Shares issuable upon exercise of Underwriter's Unit Warrants at $5.10 per unit, and the 60,000 Shares issuable at $4.25 per Share upon exercise of warrants included in those units. The $4.25 Public Warrants may be redeemed if the closing bid price for the Common Stock has exceeded $6.375 for at least 20 consecutive trading days and each of the seven trading days immediately preceding notice of redemption.

         The following table summarizes the Shares registered hereby which are issuable upon exercise or conversion of various notes, warrants, debentures and options:


                                                    Number of              Exercise or
            Type of Security                    Underlying Shares        Conversion price
            ----------------                    -----------------        ----------------
Common Stock included in Units
issuable upon conversion of
Convertible Notes                                 298,507 Shares              $  . 67
-----------------------------------------------------------------------------------------
Common Stock issuable upon exercise of            174,627 Shares              $   .67
Warrants                                        1,594,281 Shares              $  1.00
                                                  220,000 Shares              $  1.25
                                                   14,286 Shares              $  1.75
                                                  632,143 Shares              $  2.00
                                                  116,667 Shares              $  2.50
                                                  100,000 Shares              $  2.56
                                                   50,000 Shares              $  3.00
                                                  200,000 Shares              $  3.73
                                                  274,284 Shares              $  4.25
                                                   60,000 Shares              $  5.10
-----------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Debentures                        3,133,333 Shares              $  1.50
-----------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of Notes*                              315,000 Shares*             $   .50*
-----------------------------------------------------------------------------------------
Common Stock issuable upon                         25,000 Shares              $   .63
exercise of Options                                67,477 Shares              $   .67
                                                   80,000 Shares              $   .75
                                                   60,000 Shares              $  1.20
                                                   10,000 Shares              $  1.625
                                                   75,000 Shares              $  1.75
                                                   10,000 Shares              $  1.81
                                                  300,000 Shares              $  2.25
                                                  110,000 Shares              $  3.50
                                                   10,000 Shares              $  3.75
-----------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
publicly held Warrants                            660,000 Shares              $  4.25
-----------------------------------------------------------------------------------------
* These notes are convertible only if the Company defaults.

         See "Risk Factors - Market Overhang."


TRANSFER AND WARRANT AGENT.

         American Securities Transfer, Inc., 938 Quail Street, Lakewood, Colorado 80215, serves as transfer agent for the Common Stock and as Warrant agent for the Public Warrants.

         The Company serves as agent for its privately issued notes, options, debentures and warrants.

                                 LEGAL MATTERS

         The validity of the issuance of the 720,000 Shares of Common Stock being offered hereby upon exercise of the Redeemable Common Stock Purchase Warrants and Underwriter's Warrants has been passed upon for the Company by Brenman Key & Bromberg, P.C., 1001 Mellon Financial Center, 1775 Sherman Street, Denver, Colorado 80203.

                                    EXPERTS

         The consolidated balance sheet of Topro, Inc. and subsidiaries as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996 and 1995, which appear in the Company's Form 10-KSB for the year ended June 30, 1996 have been incorporated by reference herein in reliance upon the report, dated October 4, 1996, of Hein + Associates LLP, Denver, Colorado, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST BE NOT RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                              TABLE OF CONTENTS

Available Information; Documents Incorporated
     by Reference.  . . . . . . . . . . . . . . . . . . .    2
Prospectus Summary  . . . . . . . . . . . . . . . . . . .    3

Risk Factors  . . . . . . . . . . . . . . . . . . . . . .    4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . .    8
Selling Shareholders  . . . . . . . . . . . . . . . . . .    9
Plan Of Distribution  . . . . . . . . . . . . . . . . . .   19
Description Of Securities . . . . . . . . . . . . . . . .   21
Legal Matters . . . . . . . . . . . . . . . . . . . . . .   27
Experts . . . . . . . . . . . . . . . . . . . . . . . . .   27


                                 TOPRO, INC.



                                    Shares
                              -----------------
                               of Common Stock


                                  PROSPECTUS


                              December __, 1996

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table shows all expenses of the offering, other than underwriting discounts and commissions.


         SEC Filing fee                                            $10,342
         Blue sky legal and filing fees                              7,500
         Printing costs                                              1,000
         Edgar cost                                                  1,000
         Legal fees                                                 25,000
         Accounting fees                                             3,000
         Postage and Delivery                                        1,200
         Miscellaneous                                                 958
                                                                   -------

                 Total                                             $50,000
                                                                   =======

         All amounts listed above, except for the registration fee, are estimates. All expenses itemized above will be paid by the Registrant. Sales agent discounts and commissions to any brokers or dealers will be borne by the Selling Shareholders for the Shares offered by the Selling Shareholders.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 7-109-101 through 7-109-110 of the Colorado Business Corporation Act and Article 5 of the Company's Articles of Incorporation, under certain circumstances provide for the indemnification of the Company's officers, directors and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Company's Articles of Incorporation and the relevant Section of the Colorado Business Corporation Act.

         The Company's Articles provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful.
Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

         A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

         In addition to the foregoing, unless hereafter limited by the Company's Articles of Incorporation, a court, upon petition by an officer or director, may order the Company to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Company to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances.
With respect to liabilities arising as a result of proceedings on behalf of the Company, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

         Colorado law authorizes the Company to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Company a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Company with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Company would not preclude indemnification.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Company's Articles of Incorporation, Bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the Articles of Incorporation.

         The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Company.

         Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS. The following is a complete list of exhibits filed as part of this Registration Statement, which exhibits are filed herewith or incorporated by reference herein.

      Exhibit
      Number              Description

       2.1 Agreement and Plan of Merger dated July 26, 1995 regarding the acquisition of Management Design and Consulting Services, Inc. (A)

       2.2                Agreement and Plan of Merger dated February 21, 1996
                          - regarding the acquisition of Advanced Control Technology, Inc. (B)

       2.3 Agreement of Merger dated May 17, 1996 - regarding the acquisition of Visioneering Holding Corporation.
                          (C)

       3.3                Restated Articles of Incorporation.  (L)

       3.4                By Laws  (H)

       4.1                Specimen form of the Company's Stock Certificate.  (N)

       4.2                Loan Agreement - Renaissance Capital Growth & Income
                          Fund III, Inc.  (B)

       4.3 Loan Agreement and Convertible Debenture dated October 30, 1996 - Renaissance Capital Growth & Income Trust, PLC. (M)

       5.1 Opinion of Brenman Key & Bromberg, P.C. as to the legality of the securities registered hereby. To be filed by amendment.

      10.1 $570,000 Variable Rate Secured Promissory Note and Security Agreement dated June 1, 1995 with J. Neal Ethridge. (D)

      10.2 $190,000 Variable Rate Secured Promissory Note and Security Agreement dated June 1, 1995 with Gary Cansler. (D)

      10.3 Promissory Note issued by Tech Sales, Inc. in favor of R. Larry Ethridge, President and a Director of the registrant, in the amount of $50,000. (I)

      10.4 Promissory Note issued by Tech Sales, Inc. in favor of William B. Heermann, Vice President and a Director of the registrant, in the amount of $30,000. (I)

      10.6                1992 Employee Stock Purchase Plan.  (J)

      10.7                1992 Incentive Stock Option Plan.  (J)

      10.8 Agreement dated March 29, 1993 with Direct Measurement Corporation, whereby the Company invested $300,000 for an approximate 17% equity interest in Direct Measurement Corporation. An additional Agreement signed March 29, 1993, granted the Company an exclusive three year right to market Direct Measurement Corporation's products for three years throughout North America with non exclusive rights world wide. (J)

      10.9 Employment Agreement dated December 27, 1994 between the Registrant and John Jenkins. (E)

     10.10 Non-Qualified Stock Option Agreement dated December 27, 1994 between the Registrant and John Jenkins.
                          (D)

     10.11 Asset Purchase Agreement dated May 5, 1995 - regarding sale of certain operating assets of the Registrant's subsidiary Sharp Electric Construction
                          Company to Piper Electric Co., Incorporated.   (F)

     10.12 Note, Loan and Security Agreement dated August 24, 1992 With Merrill Lynch Business Financial Services, Inc. as amended February 19, 1993 and renewed August 23, 1993. (J)

     10.13 Renewal, dated April 4, 1995, of Note, Loan and Security agreement with Merrill Lynch Business Financial Services. (D)

     10.14 Agreement signed October 4, 1994 with Direct Measurement Corporation. (K)

     10.15 Agreement dated December 6, 1994 with Direct Measurement Corporation. (D)

     10.16 Stock Purchase Agreement dated November 7, 1995 - regarding DMC shares. (G)

     10.17 Employment Agreement dated July 27, 1995 between the Registrant and E. Gregory Fisher (M)

     10.18 Employment Agreement dated February 21, 1996 between the Registrant and Jon E. Walker. (B)

     10.19                Employment and Consulting Agreements, as amended -
                          Michael Taylor.  (M)

     10.20                Employment and Consulting Agreements, as amended -
                          Kathleen Taylor.  (M)

     10.21 Press Release dated October 16, 1996 with respect to the All-Control Systems, Inc. Letter of Intent. (M)

     21.1                 List of Subsidiaries. (L)

     23.1 Consent of Brenman Key & Bromberg, P.C. To be filed by amendment.

     23.2                 Consent of Hein + Associates LLP.  Filed herewith.

     24.1                 Power of Attorney.  See Signature Page.
------------------------
          (A) Incorporated by reference to the Form 8-K Current Report dated August 10, 1995.

          (B) Incorporated by reference from the Company's Form 8-K dated February 21, 1996.

          (C) Incorporated by reference from the Company's Form 8-K dated May 30, 1996.

          (D) Incorporated by reference from the Company's Form 10-KSB for the fiscal year ended June 30, 1995.

          (E) Incorporated by reference to the Form 8-K Current Report dated January 23, 1995.

          (F) Incorporated by reference to Exhibit 2.1 to the Form 8-K Current report dated May 2, 1995.

          (G) Incorporated by reference from the Company's Form 8-K dated November 8, 1995.

          (H) Incorporated by reference from Exhibit 3.3 to Registration Statement on Form S-1, File No. 33-47159, effective June 17, 1992.

          (I) Incorporated by reference from the Company's Form 10-K for the fiscal year ended June 30, 1992.

          (J) Incorporated by reference from the Company's Form 10-K for the fiscal year ended June 30, 1993.

          (K) Incorporated by reference from the Company's Form 10-K for the fiscal year ended June 30, 1994.

          (L) Incorporated by reference from the Company's Form 10-KSB for the fiscal year ended June 30, 1996.

          (M) Incorporated by reference from the Company's Form 10-QSB for the quarter ended September 30, 1996.

          (N) Incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S- 1, File No. 33-47159, effective date June 17, 1992.

ITEM 17. UNDERTAKINGS.

         A.  The undersigned small business issuer will:

                 (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                 (2) for the purpose of determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

                 (3) file a post-effective amendment to remove from registration any of the securities remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on November 27, 1996.

                                        TOPRO, INC., Registrant


                                        By /s/ John Jenkins
                                          --------------------------------
                                          John Jenkins, President and CEO

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Jenkins and R. Larry Ethridge, and each or any one of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully, do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                       Title                                       Date
---------                                       -----                                       ----
/s/ Thomas Tennessen                            Principal Accounting                   November 27, 1996
-----------------------------------             Officer
Thomas Tennessen


/s/ R. Larry Ethridge                           Chairman of the                        November 27, 1996
--------------------------------------------    Board of Directors
R. Larry Ethridge


/s/ John Jenkins                                President, Chief Executive             November 27, 1996
-------------------------------------           Officer, and Director
John Jenkins


                                                Director
------------------------------------------
H. Robert Gill


                                                Director
-------------------------------------------
H. R. Hodge


/s/ Jon E. Walker                               Director                               November 27, 1996
-------------------------------------------
Jon E. Walker

                                EXHIBIT INDEX

Exhibit
Number           Description
-------          -------------
   2.1           Agreement and Plan of Merger dated July 26, 1995
                 regarding the acquisition of Management Design and Consulting Services, Inc. (A)

   2.2           Agreement and Plan of Merger dated February 21, 1996
                 - regarding the acquisition of Advanced Control
                 Technology, Inc.  (B)

   2.3 Agreement of Merger dated May 17, 1996 - regarding the acquisition of Visioneering Holding Corporation.
                 (C)

   3.3           Restated Articles of Incorporation.  (L)

   3.4           By Laws  (H)

   4.1           Specimen form of the Company's Stock Certificate.  (N

   4.2           Loan Agreement - Renaissance Capital Growth & Income
                 Fund III, Inc.  (B)

   4.3           Loan Agreement and Convertible Debenture dated
                 October 30, 1996 - Renaissance Capital Growth &
                 Income Trust, PLC.  (M)

   5.1 Opinion of Brenman Key & Bromberg, P.C. as to the legality of the securities registered hereby. To be filed by amendment.

  10.1 $570,000 Variable Rate Secured Promissory Note and Security Agreement dated June 1, 1995 with J. Neal Ethridge. (D)

  10.2 $190,000 Variable Rate Secured Promissory Note and Security Agreement dated June 1, 1995 with Gary
                 Cansler.  (D)

  10.3 Promissory Note issued by Tech Sales, Inc. in favor of R. Larry Ethridge, President and a Director of the registrant, in the amount of $50,000. (I)

  10.4 Promissory Note issued by Tech Sales, Inc. in favor of William B. Heermann, Vice President and a Director of the registrant, in the amount of $30,000. (I)

  10.6           1992 Employee Stock Purchase Plan.  (J)

  10.7           1992 Incentive Stock Option Plan.  (J)

  10.8 Agreement dated March 29, 1993 with Direct Measurement Corporation, whereby the Company invested $300,000 for an approximate 17% equity interest in Direct Measurement Corporation. An additional Agreement signed March 29, 1993, granted the Company an exclusive three year right to market Direct Measurement Corporation's products for three years throughout North America with non exclusive rights world wide. (J)

  10.9 Employment Agreement dated December 27, 1994 between the Registrant and John Jenkins. (E)

 10.10 Non-Qualified Stock Option Agreement dated December 27, 1994 between the Registrant and John Jenkins.
                 (D)

 10.11           Asset Purchase Agreement dated May 5, 1995 -
                 regarding sale of certain operating assets of the Registrant's subsidiary Sharp Electric Construction
                 Company to Piper Electric Co., Incorporated.   (F)

 10.12 Note, Loan and Security Agreement dated August 24, 1992 With Merrill Lynch Business Financial Services, Inc. as amended February 19, 1993 and renewed August 23, 1993. (J)

 10.13           Renewal, dated April 4, 1995, of Note, Loan and
                 Security agreement with Merrill Lynch Business
                 Financial Services.  (D)

 10.14           Agreement signed October 4, 1994 with Direct
                 Measurement Corporation.  (K)

 10.15           Agreement dated December 6, 1994 with Direct
                 Measurement Corporation. (D)

 10.16 Stock Purchase Agreement dated November 7, 1995 - regarding DMC shares. (G)

 10.17 Employment Agreement dated July 27, 1995 between the Registrant and E. Gregory Fisher (M)

 10.18 Employment Agreement dated February 21, 1996 between the Registrant and Jon E. Walker. (B)

 10.19           Employment and Consulting Agreements, as amended -
                 Michael Taylor.  (M)

 10.20           Employment and Consulting Agreements, as amended -
                 Kathleen Taylor.  (M)

 10.21 Press Release dated October 16, 1996 with respect to the All-Control Systems, Inc. Letter of Intent. (M)

 21.1            List of Subsidiaries. (L)

 23.1 Consent of Brenman Key & Bromberg, P.C. To be filed by amendment.

 23.2            Consent of Hein + Associates LLP.  Filed herewith.

 24.1            Power of Attorney.  See Signature Page.
-----------------
       (A) Incorporated by reference to the Form 8-K Current Report dated August 10, 1995.

       (B) Incorporated by reference from the Company's Form 8-K dated February 21, 1996.

       (C) Incorporated by reference from the Company's Form 8-K dated May 30, 1996.

       (D) Incorporated by reference from the Company's Form 10-KSB for the fiscal year ended June 30, 1995.

       (E) Incorporated by reference to the Form 8-K Current Report dated January 23, 1995.

       (F) Incorporated by reference to Exhibit 2.1 to the Form 8-K Current report dated May 2, 1995.

       (G) Incorporated by reference from the Company's Form 8-K dated November 8, 1995.

       (H) Incorporated by reference from Exhibit 3.3 to Registration Statement on Form S-1, File No. 33-
                 47159, effective June 17, 1992.

       (I) Incorporated by reference from the Company's Form 10-K for the fiscal year ended June 30, 1992.

       (J) Incorporated by reference from the Company's Form 10-K for the fiscal year ended June 30, 1993.

       (K) Incorporated by reference from the Company's Form 10-K for the fiscal year ended June 30, 1994.

       (L) Incorporated by reference from the Company's Form 10-KSB for the fiscal year ended June 30, 1996.

       (M) Incorporated by reference from the Company's Form 10-QSB for the quarter ended September 30, 1996.

       (N) Incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S- 1, File No. 33-47159, effective date June 17, 1992.